EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Christopher Beattie
212.810.5427	646.231.8518

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2023, Declares Quarterly Cash Dividend of $0.10 per Share

•
GAAP Net Investment Income (“NII”) was $8.9 million, or $0.12 per share, in the second quarter, consistent with the first quarter NII level. Second quarter NII provided dividend coverage of 123% on a GAAP basis, an increase from the prior quarter dividend coverage of 122%.
•
Net Asset Value (“NAV”) decreased to $314.0 million as of June 30, 2023, down from $319.8 million as of March 31, 2023, driven largely by net unrealized depreciation in portfolio fair value of $7.0 million during the quarter. NAV per share decreased to $4.33 per share from $4.41 per share as of March 31, 2023.
•
Gross deployments during the second quarter were $20.8 million, substantially all of which were in first lien loans. The weighted average yield on gross deployments during the quarter was 12.1%, up from 11.9% on deployments in the prior quarter. During the quarter, 3 new portfolio companies were added. Total portfolio companies held at quarter-end were 121, which was flat from the prior quarter, up from 116 at the end of 2022 and 86 at the end of 2021. Gross repayments during the quarter were $6.5 million, including full exits from 3 existing portfolio companies.
•
The Company’s weighted-average portfolio yield as of June 30, 2023 increased to 12.8% based on total portfolio fair value, up from 12.4% as of March 31, 2023. The increase was largely driven by a rise in LIBOR and SOFR rates.
•
Net leverage was 0.86x as of June 30, 2023, up from 0.81x as of March 31, 2023, driven by borrowings to fund new deployments during the quarter. Total available liquidity at quarter-end, including borrowing capacity and cash on hand, was $85.4 million, subject to leverage and borrowing base restrictions.

New York, August 2, 2023 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly dividend of $0.10 per share, payable on October 6, 2023 to stockholders of record at the close of business on September 15, 2023.

“We are pleased to see the successful transformation of the Company’s portfolio, which now represents a well diversified pool of income producing assets, with a first lien heavy orientation. With a relatively modest leverage ratio of 0.86x, we have the flexibility to selectively grow our portfolio and continue to increase our earnings power. For the fourth consecutive quarter, our NII covered our $0.10 dividend, with a robust coverage of 123% for the quarter,” said James E. Keenan, Chairman and Interim CEO of the Company. “We ended the quarter with a well-diversified portfolio of 121 companies, more than double the number of portfolio companies we held at the end of 2020. At quarter-end, 84% of our portfolio consisted of first lien investments, up from 74% at the end of 2021 and 50% at the end of 2020."

“Even as the overall lending activity remains muted in this rising interest rate environment, we have been able to take advantage of our investing capacity and selectively grow our loan portfolio. While origination activity is lower than historical levels, we are seeing better pricing, less levered capital structures and ability to negotiate better structural protections. We added 3 new portfolio companies during the second quarter, drawing upon the power of the BlackRock platform. We deployed $21 million in the quarter on a gross basis – almost entirely in first lien loans. This was our fifth consecutive quarter with net positive deployment, totaling approximately $105 million of investments into new and existing portfolio companies over that period,” Mr. Keenan continued.

“Against the macroeconomic backdrop of continued inflation, higher interest rates, and softening consumer demand, we remain conservative in underwriting new investments and vigilant in monitoring our existing portfolio. We believe we are well positioned to withstand the impact of a deteriorating economic environment. Our credit quality remains solid, with no new non-accrual investments in the second quarter, demonstrating our unwavering focus on our strong credit culture.” Mr. Keenan concluded.

	June 30, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Portfolio Composition
First Lien Debt	84%	79%	74%	50%
Second Lien Debt	12%	16%	19%	27%
Junior Capital[1]	4%	5%	7%	23%

Portfolio Company Count	121	116	86	55
Non-Core Assets
Portfolio Company Count[2]	1	3	5	6
Fair Market Value ("FMV", in Millions)[3]	—	9	26	42
% of investments, at FMV[3]	—	2%	5%	9%

_______________________________________________

1.
Includes unsecured/subordinated debt and equity investments.
2.
Excludes portfolio companies with zero FMV.
3.
As of June 30, 2023, the fair market value of non-core assets is less than $0.1 million, therefore the FMV and the % of investments at FMV of non-core assets have been rounded to zero.

Financial Highlights

	Q2 2023		Q1 2023		Q2 2022
($'s in millions, except per share data)[2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$8.9	$0.12	$8.9	$0.12	$7.1	$0.10
Net realized and unrealized gains/(losses)	$(7.4)	$(0.10)	$(0.3)	—	$(9.7)	$(0.13)
Basic earnings/(losses)	$1.5	$0.02	$8.5	$0.12	$(2.5)	$(0.03)
Dividends declared	$7.3	$0.10	$7.3	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[1]	$8.9	$0.12	$8.9	$0.12	$6.0	$0.08
Basic earnings/(losses), as adjusted[1]	$1.5	$0.02	$8.5	$0.12	$(3.6)	$(0.05)

_______________________________________________

1.
Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal), if any, under GAAP. See Supplemental Information.
2.
Totals may not foot due to rounding.

($'s in millions, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022

Total assets	$619.0	$602.5	$589.1	$585.3
Investment portfolio, at FMV	$595.8	$587.8	$570.5	$557.4
Debt outstanding	$283.2	$263.1	$253.0	$237.0
Total net assets	$314.0	$319.8	$318.5	$335.4
Net asset value per share	$4.33	$4.41	$4.39	$4.57
Net leverage ratio[1]	0.86x	0.81x	0.77x	0.64x

_______________________________________________

1.
Calculated as the ratio between (a) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (b) NAV.

Business Updates

•
Continued Portfolio Growth and Deployment: The Company continued to see net positive deployment of capital into portfolio investments including $14.3 million during the three months ended June 30, 2023, marking the fifth consecutive quarter of portfolio growth. The Company has deployed approximately $105 million of capital into new and existing portfolio companies on a net basis since March 31, 2022, predominantly all of which was invested in first lien loans.
•
Non-Core Legacy Portfolio and Other Junior Capital Exposure: As of June 30, 2023, the Company's non-core assets have been reduced to 0.01% of the entire portfolio at fair value, down from 9% at the end of 2020. As of June 30, 2023, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 4% of the portfolio, down from 6% at December 31, 2021 and 21% at December 31, 2020. During the second quarter, the Company received a $0.5 million partial repayment of its unsecured debt position in Gordon Brothers Finance Company ("GBFC"), a non-accrual investment.

Second Quarter Financial Updates

•
NII was $8.9 million, or approximately $0.12 per share, for the three months ended June 30, 2023, consistent with prior quarter NII. Relative to our dividend declared of $0.10 per share, dividend coverage was 123% on a GAAP basis, up from 122% in the prior quarter. As compared to the second quarter of 2022, NII increased $1.8 million, representing a 25% year-over-year increase; dividend coverage similarly increased from 97% in the second quarter of 2022 to 123% in the current quarter.
•
NAV decreased to $314.0 million at June 30, 2023, down from $319.8 million at March 31, 2023, largely driven by $7.0 million of unrealized depreciation in portfolio fair value. This decrease was concentrated in certain positions including Stitch Holdings, L.P. (a legacy non-core equity position), Astra Acquisition Corp. and Thras.io, LLC. NAV per share decreased to $4.33 per share from $4.41 per share as of March 31, 2023.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022

Investment deployments	$20.8	$37.6	$73.5
Investment exits	$6.5	$20.7	$25.1
Number of portfolio company investments at end of period	121	121	100
Weighted average yield of debt and income producing equity securities, at FMV	12.9%	12.5%	9.3%
% of Portfolio invested in Secured debt, at FMV	96%	95%	94%
% of Portfolio invested in Unsecured/subordinated debt, at FMV	3%	4%	4%
% of Portfolio invested in Equity, at FMV	1%	1%	2%
Average investment by portfolio company, at amortized cost	$5.7	$5.6	$6.3

_______________________________________________

*Balance sheet amounts and yield information above are as of period end.

•
We deployed $20.8 million during the quarter while exits and repayments totaled $6.5 million, resulting in a $14.3 million net increase in our portfolio.
▪
Deployments consisted of investments/fundings into 3 new portfolio companies and primarily 5 existing portfolio companies, which are outlined as follows:

New Portfolio Companies

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$6.1 million SOFR ("S") + 6.50% first lien term loan and $0.6 million unfunded revolver to Serrano Parent, LLC (Sumo Logic), a cloud-native software provider for observability and security management;
•
$4.5 million S + 7.00% first lien term loan and $0.5 million unfunded revolver to Fusion Risk Management, Inc., a software provider of business continuity and risk management solutions; and
•
$2.2 million S + 7.50% first lien term loan and $0.3 million unfunded revolver to Lucky US BuyerCo LLC (Global Payments), a payment services provider to the gaming sector.

Incremental Investment /Funding Primarily in the Following Existing Portfolio Companies

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$1.7 million S + 9.00% delayed draw term loan ("DDTL") funding to Freedom Financial Network Funding, LLC;
•
$1.5 million S + 5.75% first lien term loan and $0.3 million unfunded revolver to Superman Holdings, LLC (Foundation Software);
•
$0.9 million S + 6.75% first lien term loan, $0.2 million unfunded DDTL, and $0.2 million unfunded revolver to Sonny's Enterprises, LLC;
•
$0.7 million S + 6.25% DDTL funding to Wealth Enhancement Group, LLC; and
•
$0.6 million S + 6.25% DDTL funding to Accordion Partners, LLC.
▪
Exits and repayments were primarily concentrated in three complete exits of portfolio company investments and one partial paydown:
•
$3.3 million full repayment at par of first lien term loan and DDTL in Sunland Asphalt & Construction, LLC;
•
$0.4 million full repayment at par of first lien term loan in Fusion Risk Management, Inc.;
•
$0.3 million full repayment at par of first lien term loan in RigUp, Inc.; and
•
$0.5 million partial repayment of unsecured debt position in GBFC, a non-accrual position.
•
There were no new non-accrual investments during the quarter ended June 30, 2023. At quarter-end, the Company had only two non-accrual investment positions, representing approximately 2.5% and 11.0% of total debt and preferred stock investments, at fair value and cost, respectively.
•
The weighted average internal investment rating of the portfolio at FMV was 1.44 at June 30, 2023, as compared to 1.35 at March 31, 2023, 1.33 at December 31, 2022 and 1.21 at December 31, 2021.
•
During the quarter ended June 30, 2023, net realized and unrealized losses were $(7.4) million, including $(7.0) million of unrealized depreciation on investments and $(0.6) million of depreciation on our interest rate swap, which was partially offset by $0.2 million of realized gains during the quarter.

Liquidity and Capital Resources

•
At June 30, 2023, we had $12.4 million in cash and cash equivalents and $73.0 million of availability under our Credit Facility, subject to leverage restrictions, resulting in $85.4 million of availability for deployment into portfolio company investments, including current unfunded commitments and for general use in the normal course of business.
•
Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.86x at quarter-end, and our 210% asset coverage ratio provided the Company with additional debt capacity of $73.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of June 30, 2023, approximately 84% of our assets were invested in qualifying assets, exceeding the 70% requirement for a business development company under Section 55(a) of the Investment Company Act of 1940.

•
For the second quarter of 2023, the Company declared a cash dividend of $0.10 per share, payable on October 6, 2023 to stockholders of record at the close of business on September 15, 2023.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, August 3, 2023, to discuss its second quarter 2023 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 400-0505 or from outside the United States, +1 (773) 305-6865, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9021727). This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: Second Quarter 2023 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active 15 minutes prior to the scheduled start time. A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com.

The teleconference and the webcast will be available for replay by 3:00 p.m. on Thursday, August 3, 2023 and ending at 3:00 p.m. on Thursday, August 17, 2023. The replay of the teleconference can be accessed via the following link: Second Quarter 2023 Earnings Call Replay. To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page.

About BlackRock Capital Investment Corporation

Formed in 2005, BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2023 (Unaudited)	December 31, 2022
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $605,038,194 and $569,528,145)	$580,838,411	$551,686,646
Non-controlled, affiliated investments (cost of $1,139,598 and $3,849,638)	—	3,574,438
Controlled investments (cost of $84,419,465 and $84,922,381)	14,999,000	15,228,000
Total investments at fair value (cost of $690,597,257 and $658,300,164)	595,837,411	570,489,084
Cash and cash equivalents	12,405,398	9,531,190
Interest, dividends and fees receivable	6,836,319	5,515,446
Due from broker	2,097,000	1,946,507
Deferred debt issuance costs	1,347,337	1,055,117
Receivable for investments sold	36,986	12,096
Prepaid expenses and other assets	403,727	510,706
Total assets	$618,964,178	$589,060,146
Liabilities
Debt (net of deferred issuance costs of $828,843 and $996,839)	$283,171,157	$253,003,161
Dividends payable	7,257,191	7,257,191
Income incentive fees payable	7,165,434	3,403,349
Management fees payable	2,221,908	2,186,540
Interest and debt related payables	1,698,635	738,719
Interest Rate Swap at fair value	1,445,045	1,332,299
Accrued administrative expenses	288,454	397,299
Payable for investments purchased	1,463	600,391
Accrued expenses and other liabilities	1,685,832	1,618,844
Total liabilities	304,935,119	270,537,793
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,481,797 issued and 72,571,907 outstanding	84,482	84,482
Paid-in capital in excess of par	850,199,351	850,199,351
Distributable earnings (losses)	(462,881,072)	(458,387,778)
Treasury stock at cost, 11,909,890 shares held	(73,373,702)	(73,373,702)
Total net assets	314,029,059	318,522,353
Total liabilities and net assets	$618,964,178	$589,060,146
Net assets per share	$4.33	$4.39

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$18,541,747	$11,646,011	$35,954,222	$23,252,914
PIK interest income:
Non-controlled, non-affiliated investments	999,236	126,140	2,028,467	249,158
Non-controlled, affiliated investments	—	116,572	31,794	232,468
PIK dividend income:
Non-controlled, non-affiliated investments	89,040	78,729	175,382	154,611
Other income:
Non-controlled, non-affiliated investments	311,438	301,503	515,561	562,091
Total investment income	19,941,461	12,268,955	38,705,426	24,451,242
Operating expenses
Interest and other debt expenses	5,482,450	2,860,691	10,200,681	5,589,642
Management fees	2,221,908	1,947,167	4,352,380	4,007,031
Incentive fees on income	1,886,182	69,343	3,762,085	88,356
Incentive fees on capital gains(1)	—	(1,073,068)	—	(1,544,569)
Director fees	299,375	153,125	449,000	306,250
Administrative expenses	288,454	299,262	581,088	664,769
Professional fees	249,734	207,489	443,161	510,346
Insurance expense	162,746	196,114	323,703	395,872
Investment advisor expenses	17,094	25,819	34,187	51,638
Other operating expenses	423,298	462,797	787,429	766,596
Total expenses	11,031,241	5,148,739	20,933,714	10,835,931

Net investment income(1)	8,910,220	7,120,216	17,771,712	13,615,311
Realized and unrealized gain (loss) on investments and Interest Rate Swap
Net realized gain (loss):
Non-controlled, non-affiliated investments	195,593	—	37,802	825,913
Non-controlled, affiliated investments	—	—	(441,906)	—
Net realized gain (loss)	195,593	—	(404,104)	825,913
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(6,866,500)	(9,875,353)	(6,358,284)	(12,412,374)
Non-controlled, affiliated investments	—	(352,787)	(864,398)	229,671
Controlled investments	(171,084)	766,458	273,916	922,387
Interest Rate Swap	(564,538)	(198,694)	(397,754)	(198,694)
Net change in unrealized appreciation (depreciation)	(7,602,122)	(9,660,376)	(7,346,520)	(11,459,010)
Net realized and unrealized gain (loss)	(7,406,529)	(9,660,376)	(7,750,624)	(10,633,097)
Net increase (decrease) in net assets resulting from operations	$1,503,691	$(2,540,160)	$10,021,088	$2,982,214
Net investment income per share—basic(1)	$0.12	$0.10	$0.24	$0.18
Earnings (loss) per share—basic(1)	$0.02	$(0.03)	$0.14	$0.04
Weighted average shares outstanding—basic	72,571,907	73,667,822	72,571,907	73,744,580
Net investment income per share—diluted(1)(2)	$0.12	$0.10	$0.24	$0.18
Earnings (loss) per share—diluted(1)(2)	$0.02	$(0.03)	$0.14	$0.04
Weighted average shares outstanding—diluted	72,571,907	87,860,082	72,571,907	89,329,839

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(1)
Net investment income and per share amounts displayed above are net of the accrual (reversal) for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three and six months ended June 30, 2022. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.
(2)
For the three and six month periods ended June 30, 2022, the impact of the hypothetical conversion of the 2022 Convertible Notes was antidilutive.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains (if any) by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets, geopolitical conditions and other parameters could cause actual results to differ from estimates and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP Basis:
Net Investment Income	$8,910,220	$7,120,216	$17,771,712	$13,615,311
Net Investment Income per share	0.12	0.10	0.24	0.18
Addback: GAAP incentive fee (reversal) based on capital gains	—	(1,073,068)	—	(1,544,569)
Addback: GAAP incentive fee based on Income	1,886,182	69,343	3,762,085	88,356
Pre-Incentive Fee[1]:
Net Investment Income	$10,796,402	$6,116,491	$21,533,797	$12,159,098
Net Investment Income per share	0.15	0.08	0.30	0.16
Less: Incremental incentive fee based on Income	(1,886,182)	(69,343)	(3,762,085)	(88,356)
As Adjusted[2]:
Net Investment Income	$8,910,220	$6,047,148	$17,771,712	$12,070,742
Net Investment Income per share	0.12	0.08	0.24	0.16

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1.
Pre-Incentive Fee: Amounts are adjusted to remove the impact of all accrued (reversed) incentive fees recorded during the period.
2.
As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains (if any) and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three and six month periods ended June 30, 2023 and 2022, respectively. Under the current investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, inflation, credit risk, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.